Exhibit 23.1

MONTGOMERY COSCIA GREILICH LLP

Certified Public Accountants

2500 Dallas Parkway, Suite 300

Plano, Texas 75093

972.748.0300 p

972.748.0700 f

Thomas A. Montgomery, CPA Matthew R. Coscia, CPA Paul E. Greilich, CPA Jeanette A. Musacchio James M. Lyngholm Christopher C. Johnson, CPA J. Brian Simpson, CPA	Rene E. Balli, CPA Erica D. Rogers, CPA Dustin W. Shaffer, CPA Gary W. Boyd, CPA Michal L. Gayler, CPA Gregory S. Norkiewicz, CPA Karen R. Soefje, CPA

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation of our report dated June 28, 2012, accompanying the financial statements included in this annual report on Form 11-K, in the registration statement on Form S-8 (File No. 333-133481 and No. 333-156086) pertaining to the EXCO Resources Inc. 401(k) Plan.

/S/ MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

June 28, 2012